As filed with the Securities and Exchange Commission on March 27, 2020

Registration No. 333-236107

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-4

ON

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

PROFESSIONAL HOLDING CORP.

(Exact Name of Registrant as Specified in Its Charter)

Florida	396 Alhambra Circle, Suite 255 Coral Gables, Florida 33134 (786) 483-1757	46-5144312
(State or Other Jurisdiction of Incorporation or Organization)	(Address of Principal Executive Offices Including Zip Code)	(I.R.S. Employer Identification No.)

Marquis Bank 2009 Stock Option Plan, as amended

Marquis Bancorp, Inc. 2017 Stock Option Plan
(Full title of the Plans)

Daniel R. Sheehan Chairman and Chief Executive Officer Professional Holding Corp. 5100 PGA Boulevard, Suite 101 Palm Beach Gardens, Florida 33418	Copies to: Matthew M. Guest, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, NY 10019

(Name and Address of Agent for Service)

(561) 868-1275

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Class A common stock, $0.01 par value per share	998,763	N/A	N/A	N/A

(1)	Represents shares issuable upon the exercise of stock options outstanding under the Marquis Bank 2009 Stock Option Plan, as amended, and the Marquis Bancorp, Inc. 2017 Stock Option Plan (together, the “Marquis Plans”), which options converted into options to acquire shares of Class A common stock, par value $0.01 per share, of Professional Holding Corp. (the “Registrant”) on March 26, 2020, pursuant to the Agreement and Plan of Merger, dated as of August 9, 2019, by and between the Registrant and Marquis Bancorp, Inc. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Class A common stock, par value $0.01 per share, of the Registrant that may become issuable in respect of the securities identified in the table above by reason of any stock dividend, stock split, recapitalization, merger, consolidation, reorganization or other similar transactions.

(2)	All filing fees payable in connection with the registration of these securities were paid previously in connection with the filing of the Registrant’s original registration statement on Form S-4 (File No. 333-236107), and Pre-Effective Amendment No. 1 thereto, filed with the Securities and Exchange Commission on January 28, 2020 and February 10, 2020, respectively, to which this registration statement is Post-Effective Amendment No. 1. Accordingly, no additional filing fee is required. See “Explanatory Note.”

EXPLANATORY NOTE

Professional Holding Corp. (the “Registrant”) hereby amends its registration statement on Form S-4 (File No. 333-236107) filed with the Securities and Exchange Commission (the “Commission”) on January 28, 2020, as amended by Pre-Effective Amendment No. 1 thereto filed with the Commission on February 10, 2020 (the “Form S-4”), which the Commission declared effective at 10:00 a.m. Eastern Time on February 12, 2020, by filing this Post-Effective Amendment No. 1 to Form S-4 on Form S-8 (this “Post-Effective Amendment” and, together with the Form S-4, the “Registration Statement”).

The Registrant filed the Form S-4 in connection with the merger (the “Merger”) contemplated by the Agreement and Plan of Merger, dated as of August 9, 2019 (as it may be amended from time to time, the “Merger Agreement”), by and between the Registrant and Marquis Bancorp, Inc. (“Marquis”), pursuant to which, effective as of March 26, 2020, Marquis merged with and into the Registrant, with the Registrant as the surviving company in the Merger.

Pursuant to the terms of the Merger Agreement and at the effective time of the Merger (the “Effective Time”), each option granted under the Marquis Plans to acquire shares of common stock, par value $5.00 per share, of Marquis (each, a “Marquis Option”) and that remained outstanding immediately prior to the Effective Time was converted into an option to acquire shares of Class A common stock, par value $0.01 per share, of the Registrant (the “Professional Common Stock”), with the number of underlying shares and per share exercise price of each such Marquis Option adjusted to reflect the Exchange Ratio (as defined in the Merger Agreement).

The Registrant hereby amends the Form S-4 by filing this Post-Effective Amendment relating to 998,763 shares of Professional Common Stock issuable upon the exercise of the converted Marquis Options under the Marquis Plans. All such shares were previously registered on the Form S-4 but will be subject to issuance pursuant to this Post-Effective Amendment.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

The document(s) containing the information specified in this Part I, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement on Form S-8, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act, and are available upon written request to: Corporate Secretary, 5100 PGA Boulevard, Suite 101, Palm Beach Gardens, Florida 33410, Phone: (561) 720-1713.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated herein by reference:

1.                   The Registrant’s Prospectus on Form 424B3 filed with the Commission on February 12, 2020;

2.                   The Registrant’s Current Reports on Form 8-K filed with the Commission on February 12, 2020, March 6, 2020, March 17, 2020 and March 27, 2020;

3.                   The description of the Professional Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on February 6, 2020, including any amendment or report filed for the purpose of updating such description (No. 001-39215).

All other reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold (other than information deemed to have been “furnished” rather than “filed” in accordance with the Commission’s rules), shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of the filing of such reports and documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Florida Business Corporation Act, or FBCA, permits, under certain circumstances, the indemnification of officers, directors, employees and agents of a corporation, or indemnified party, with respect to any threatened, pending or completed action, suit or proceeding to which such person is or was a party because of his or her being a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liability incurred in such proceeding; provided, however, that such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The FBCA also permits indemnification against expenses and amounts paid in settlement actually and reasonably incurred in connection with such proceeding. Unless ordered by a court, a corporation may not indemnify an indemnified party unless authorized for a specific proceeding after a determination that indemnification is permissible because the director or officer has met the relevant standard of conduct by either, depending on the circumstances, (i) a majority of directors or a committee designated by the board if a quorum is not obtainable, (ii) independent special legal counsel selected by the board, or (iii) the shareholders (excluding shares voted by a party to the proceeding).

Under the FBCA, a corporation must indemnify an indemnified party who was successful, on the merits or otherwise, in the defense of any proceeding to which the individual was a party because he or she is or was a director, officer, employee, or agent of the corporation against expenses incurred by the individual in connection with the proceeding.

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A corporation may, under the FBCA, before final disposition of a proceeding, advance funds to pay for or reimburse expenses incurred in connection with the proceeding by an officer or director who is a party to the proceeding because that individual is or was a director or an officer if such person delivers to the corporation a signed written undertaking to repay any funds advanced if such person is not entitled to indemnification under the FBCA. Expenses incurred by other employees and agents may be paid in advance upon the terms the board of directors of a corporation decides to be appropriate.

Unless a corporation’s articles of incorporation provide otherwise, notwithstanding the failure of a corporation to provide indemnification, and despite any contrary determination of the board or of the shareholders in the specific case, the FBCA permits an indemnified party to apply for indemnification or an advance for expenses, or both, to a court having jurisdiction.

Notwithstanding other sections of the FBCA regarding indemnification, unless ordered by a court in certain circumstances, the FBCA prohibits indemnification or the advancement of expenses to an indemnified party if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute (i) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder, (ii) a transaction in which a director or officer derived an improper personal benefit, (iii) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful, or (iv) in the case of a director, a circumstance under which the liability provisions related to unlawful distributions are applicable.

In addition to the authority granted to us by the FBCA to indemnify our directors and officers, certain other provisions of the FBCA have the effect of further limiting the personal liability of our directors and officers. For example, a director of a Florida corporation cannot be held personally liable for monetary damages to the corporation or any other person for any statement, vote, decision or failure to act as a director except in the case of certain qualifying breaches of the director’s duties.

Additionally, in 2019, the Florida Legislature enacted legislation amending the FBCA, which amendments took effect on January 1, 2020. The Registrant does not expect that these amendments will materially affect the indemnification rights of its officers or directors. However, the amendments to the FBCA do not address indemnification of employees and agents under the new statute. Notwithstanding these amendments, the Registrant does not believe the amendments will or are intended to substantively cut back on the power of a corporation to indemnify its employees or agents, and the new statute affirmatively provides that nothing therein limits the power of the corporation to indemnify agents and employees. Therefore, the Registrant does not believe the amendments to the FBCA will have a material impact on the Registrant with respect to indemnification.

The Registrant’s bylaws also provide that the Registrant must indemnify its directors, officers and employees, and may indemnify agents, in a manner similar to the rights to indemnification such persons would have generally under the FBCA. The Registrant’s bylaws state it must indemnify such person from expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a claim, action or suit by reason of his or her position or is serving in such position at the our request if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Registrant’s bylaws require it to indemnify a director, officer, employee or agent who is successful on the merits and entitled to indemnification under the bylaws. The Registrant must also indemnify any director, officer or employee and may indemnify an agent for expenses actually and reasonably incurred in connection with a claim, action or suit by or in the right of the Registrant. Any indemnification under the Registrant’s bylaws is subject to a determination that such person met the applicable standard of conduct by a majority of the board of directors or, in certain circumstances, a committee, by independent legal counsel or the shareholders by a majority vote. The Registrant may advance expenses, including attorneys’ fees, upon a preliminary determination that such person met the applicable standard of conduct, or as authorized by the board of directors in a specific case or, in either event, upon receipt of a written commitment from or on behalf of such person to repay the expenses unless it is ultimately determined he or she is entitled to indemnification. The Registrant’s bylaws provide that indemnification under the bylaws is not exclusive and any indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee or agent if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and such person complied with the required standards of conduct. The Registrant’s bylaws further provide that it may purchase and maintain insurance on behalf of the Registrant’s directors, officers, employees and agents in their capacities as such, or serving at the request of the Registrant, against any liabilities asserted against such persons and incurred by such persons in any capacity, or arising of such persons status as such, whether or not the Registrant would have the power to indemnify such persons against such liability under the Registrant’s bylaws.

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Additionally, the Registrant has entered into indemnification agreements with each of its directors that contractually obligate the Registrant to indemnify its directors to the fullest extent permitted under applicable law. These agreements generally require both the Registrant and Professional Bank to indemnify each director if the director is, or is threatened to be made, a party to or a participant in any proceeding, other than a proceeding by or in the right of the Registrant or Professional Bank to procure a judgment in the favor of the Registrant or Professional Bank or a proceeding by a federal banking agency if the director acted in good faith and in a manner the director reasonably believed to be in, or not opposed to, the best interests of the Registrant or Professional Bank, as applicable, and, in the case of a criminal action or proceeding, had no reasonable cause to believe that the director’s conduct was unlawful. Each director is further required to be indemnified for all expenses reasonably incurred by the director or on behalf of the director if the director is, or is threatened to be made, a party to or a participant in any proceeding by or in the right of the Registrant or Professional Bank to procure a judgment in favor of the Registrant or Professional Bank, provided that the director acted in good faith and in a manner the indemnitee reasonably believed to be in, or not opposed to, the best interests of the Registrant or Professional Bank. Notwithstanding the foregoing, no indemnification is available to a director in respect of any claim, issue or matter as to which the director is finally adjudged by a court to be liable to the Registrant, Professional Bank or both, as the case may be, unless and only to the extent that the court in which the proceeding was brought determines that, despite the adjudication of liability but in view of all the circumstances of the case, the director is fairly and reasonably entitled to indemnification for such expenses. The indemnification agreements also generally provide for indemnification of expenses in connection with certain specific scenarios, including proceedings by federal banking regulators, subject to certain customary exclusions. The indemnification agreements also obligate the Registrant and Professional Bank to advance expenses to a director, subject to the director’s obligation to repay the advance if and to the extent it is determined that the director is not entitled to be indemnified by the Registrant or Professional Bank.

The Registrant maintains liability insurance policies that cover certain liabilities of its directors and officers arising out of proceedings based on acts or omissions in their capacities as directors or officers, including directors and officers liability insurance and excess directors and officers liability insurance.

The Registrant has also agreed to indemnify former officers, directors, and employees of Marquis and its subsidiaries against all costs and expenses (including attorney’s fees), judgments, fines, losses, claims, damages, settlements or liabilities as incurred in connection with any claim arising out of actions or omissions of such persons in the course of performing their duties for Marquis occurring at or before the effective time of the merger, to the greatest extent as such persons are indemnified or have the right to advancement of expenses pursuant to (i) Marquis’s articles of incorporation and Marquis’s bylaws or the comparable organization documents of its subsidiaries, each as in effect on the date of the merger agreement, and (ii) the FBCA.

The foregoing is only a general summary of certain aspects of the FBCA and the Registrant’s governing documents and agreements dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the Registrant’s bylaws and its form of indemnification agreement, which are filed as an exhibit to this registration statement, and to the relevant provisions of the FBCA.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for the Registrant’s directors and officers, or for persons controlling the Registrant, pursuant to the Registrant’s articles of incorporation, its bylaws or the FBCA, or pursuant to an indemnification agreement, the Registrant acknowledges that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description
4.1	Articles of Incorporation of Professional Holding Corp. (previously filed as Exhibit 3.1 to the Registration Statement on Form S-4, filed on January 28, 2020, to which this is an amendment).
4.2	Articles of Amendment to Articles of Incorporation of Professional Holding Corp., effective as of April 19, 2019 (previously filed as Exhibit 3.2 to the Registration Statement on Form S-4, filed on January 28, 2020, to which this is an amendment).
4.3	Amended and Restated Bylaws of Professional Holding Corp., effective as of August 23, 2019 (previously filed as Exhibit 3.3 to the Registration Statement on Form S-4, filed on January 28, 2020, to which this is an amendment).
4.4	Form of Class A Common Stock Certificate of Professional Holding Corp. (previously filed as Exhibit 4.1 to the Registration Statement on Form S-4, filed on January 28, 2020, to which this is an amendment).
4.5*	Marquis Bank 2009 Stock Option Plan.
4.6*	Marquis Bancorp, Inc. 2017 Stock Option Plan.
5.1	Opinion of Wachtell, Lipton, Rosen & Katz (previously filed as Exhibit 5.1 to Pre-Effective Amendment No. 1 to the Registration Statement on Form S-4, filed on February 10, 2020, to which this is an amendment).
23.1*	Consent of Crowe LLP (with respect to Professional Holding Corp.).
23.2*	Consent of Crowe LLP (with respect Marquis Bancorp, Inc.).
23.3	Consent of Wachtell, Lipton, Rosen & Katz (contained in Exhibit 5.1).
24.1	Power of Attorney (included with the signature pages to the Registration Statement on Form S-4, filed on January 28, 2020, to which this is an amendment).

*Filed herewith.

Item 9.	Undertakings.

1.	The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

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(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(b)                That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c)                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.                   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.                   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coral Gables, State of Florida, on March 27, 2020.

PROFESSIONAL HOLDING CORP.

By:	/s/ Daniel R. Sheehan
Name:	Daniel R. Sheehan
Title:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated below on March 27, 2020.

Signature	Title

/s/ Daniel R. Sheehan Daniel R. Sheehan	Chairman, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Mary Usategui Mary Usategui	Chief Financial Officer (Principal Financial and Accounting Officer)

* Rolando DiGasbarro	Director

* Carlos M. Garcia	Director

* Jon L. Gorney	Director

* Abel L. Iglesias	Chief Operating Officer and Director

* Herbert Martens, Jr.	Director

* Dr. Lawrence Schimmel, M.D.	Director

* Anton V. Schutz	Director

/s/ Norman S. Edelcup Norman S. Edelcup	Director
*By:
/s/ Daniel R. Sheehan Daniel R. Sheehan, Attorney-in-Fact

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